Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Sandra Curlander

303-222-2539

Media:

Chris Arnold

303-222-5912

Chipotle Mexican Grill, Inc. Reports Third Quarter

2007 Results

•	Diluted EPS Increased 72.2% to $0.62

•	28 New Restaurants Opened

•	Comparable Restaurant Sales Increased 12.4%

Denver – (Business Wire) – October 30, 2007 – Chipotle Mexican Grill, Inc. (NYSE: CMG and CMG.B) today reported financial results for its third quarter ended September 30, 2007.

Highlights for the third quarter of 2007 as compared to the third quarter of 2006 include:

•	Revenue increased 35.6% to $286.4 million

•	Comparable restaurant sales increased 12.4%

•	Restaurant level operating margins increased 150 basis points to 23.0%

•	Income from operations as a percentage of revenue increased 250 basis points to 11.0%

•	Net income increased 74.6% to $20.6 million

•	Diluted earnings per share increased 72.2% to $0.62

Highlights for the nine months ended September 30, 2007 as compared to the prior year period include:

•	Revenue increased 32.1% to $796.9 million

•	Comparable restaurant sales increased 10.9%

•	Restaurant level operating margins increased 120 basis points to 22.4%

•	Income from operations as a percentage of revenue increased 240 basis points to 10.1%

•	Net income increased 73.4% to $53.0 million

•	Diluted earnings per share increased 68.4% to $1.60

“Our strong third quarter results give us confidence that we are on the right track in pursuing our vision to change the way the world thinks about and eats fast food,” said Chipotle Founder, Chairman and CEO Steve Ells. “Our customers appreciate our investment in Food With Integrity. Higher quality ingredients not only mean their food tastes better, but they can be confident that we will continue to seek ingredients that are raised with respect for the animals, the farmers, and the environment. During the quarter, we removed the growth hormone rBGH from our cheese in 90% of our restaurants. And, in addition to all of our restaurants already serving 100% naturally raised pork, about 80% now serve naturally raised chicken and nearly half serve naturally raised beef.”

Monty Moran, President & COO added, “Our commitment to empowering our managers and crews once again resulted in their collective contribution to our strong sales and restaurant level margins this quarter. We credit a significant amount of the continued improvement in our operating results to our managers’ and crews’ attention to detail and delivery of superior customer service. This commitment to developing great talent at the restaurant level, combined with the operational excellence demonstrated in our restaurants, will assure our continued success.”

Third Quarter 2007 Results

Revenue for the third quarter of 2007 increased 35.6% to $286.4 million from $211.3 million in the third quarter of 2006. This growth in revenue was attributable to new restaurants not in the comparable base and a 12.4% increase in comparable restaurant sales in the third quarter. Comparable restaurant sales growth was primarily due to an increase in customer visits. Chipotle opened 28 restaurants during the third quarter of 2007, including 26 restaurants in existing markets and two restaurants in new markets.

Restaurant level operating margins increased to 23.0% in the third quarter of 2007 from 21.5% in the third quarter of 2006, primarily due to efficiencies in labor, and menu price increases associated with the addition of naturally raised meats in certain markets which were partially offset by higher food costs.

General and administrative expenses were $19.3 million in the third quarter of 2007, or 6.7% of revenue, compared to $15.7 million in the third quarter of 2006, or 7.4% of revenue. In the third quarter of 2007, general and administrative expenses declined as a percentage of revenue primarily due to the effect of economies of scale from higher restaurant sales.

Income from operations increased to $31.4 million for the third quarter of 2007, compared to $17.9 million in the third quarter of 2006.

Net income for the third quarter of 2007 was $20.6 million, or $0.62 per diluted share, compared to $11.8 million, or $0.36 per diluted share in the third quarter of 2006.

Results for the nine months ended September 30, 2007

Revenue for the nine months ended September 30, 2007 increased 32.1% to $796.9 million from $603.2 million in the prior year period. This growth in revenue was attributable to new restaurants not in the comparable base and a 10.9% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily due to an increase in customer visits. Chipotle opened 88 restaurants during the period including 84 restaurants in existing markets and four restaurants in new markets.

Restaurant level operating margins increased to 22.4% in the period from 21.2% in the nine months ended September 30, 2006, primarily due to efficiencies in labor and menu price increases associated with the addition of naturally raised meats which were partially offset by higher food costs.

General and administrative expenses were $54.4 million for the nine months ended September 30, 2007, or 6.8% of revenue, compared to $48.6 million, or 8.1% of revenue for the prior year period. General and administrative expenses declined as a percentage of revenue primarily due to the effect of economies of scale from higher restaurant sales, and also include a benefit from the removal of the remaining $1.2 million reserve, or $0.02 per diluted share, associated with credit card transactions.

Income from operations increased to $80.7 million for the nine months ended September 30, 2007, compared to $46.5 million a year ago.

Net income for the nine months ended September 30, 2007 was $53.0 million, or $1.60 per diluted share, compared to $30.6 million, or $0.95 per diluted share in the prior year period.

“We are pleased with our third quarter’s double digit comparable restaurant sales increase, along with our improvement in labor costs, both of which contributed to the strength of our restaurant level margins,” said Jack Hartung, Chief Finance and Development Officer. “With nine months of the year behind us, we now expect to achieve our 10th consecutive year of double digit comparable restaurant sales increases for the full year in 2007. With our strong unit growth opportunities and restaurant economic model, we remain comfortable with our ability to grow fully diluted earnings per share at an average annual rate of at least 25% over the long-term.”

Outlook

For the full year 2007, management now expects comparable restaurant sales increases in the low double digit range.

Management also expects the following for 2007:

•	110 - 120 new restaurant openings, of which 88 have already opened through September 30, 2007

•	Non-cash stock compensation expense of approximately $8.0 million to $8.5 million which includes 10 months of expense for the 2007 grants

•	An effective tax rate of approximately 37.7%

•	Diluted weighted average common shares outstanding of approximately 33.35 million

For the full year 2008, management expects the following:

•	Comparable restaurant sales increases in the low to mid single digit range

•	130 – 140 new restaurant openings

•	An effective tax rate of approximately 37.7%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales increases include company-operated restaurants only and represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for company-operated restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

New markets are defined as markets opened within the calendar year.

Conference Call

Chipotle will host a conference call to discuss third quarter 2007 financial results today at 5:00 PM Eastern Time. Hosting the call will be Steve Ells, Founder, Chairman and Chief Executive Officer, Monty Moran, President and Chief Operating Officer, and Jack Hartung, Chief Finance and Development Officer.

The conference call can be accessed live over the phone by dialing 1-888-609-5689 or for international callers by dialing 1-913-312-6694. A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; the password is 5275348. The replay will be available until November 6, 2007. The call will be webcast live from the Company’s Web site at www.chipotle.com under the investor relations section. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Chipotle Mexican Grill offers a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and currently operates more than 670 restaurants. For more information, visit www.chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” and elsewhere in the release related to our expected comparable restaurant sales increases, our projected earnings per share growth, the number of restaurants we intend to open, our expected stock compensation expense, effective tax rate, and our expected number of diluted common shares, are forward-looking statements as defined in the Private Securities

Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve targeted levels of comparable restaurant sales increases; risks relating to our expansion into new markets; the risk of food-borne illnesses and other health concerns about our food products; changes in the availability and costs of food; risks relating to our separation from McDonald’s; changes in consumer preferences, general economic conditions or consumer discretionary spending; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; our ability to protect our name and logo and other proprietary information; the potential effects of inclement weather; the effect of competition in the restaurant industry; risks related to our having two classes of publicly-traded common stock; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the Investor Relations page of our Web site at www.chipotle.com.

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,
	2007		2006
Revenue:
Restaurant sales	$286,431	100.0%	$210,381	99.6%
Franchise royalties and fees	—	0.0	879	0.4

Total revenue	286,431	100.0	211,260	100.0

Restaurant operating costs:
Food, beverage and packaging	92,075	32.1	65,436	31.0
Labor	75,395	26.3	59,629	28.2
Occupancy	19,745	6.9	15,040	7.1
Other operating costs	33,240	11.6	25,744	12.2
General and administrative expenses	19,279	6.7	15,723	7.4
Depreciation and amortization	11,167	3.9	8,676	4.1
Pre-opening costs	2,350	0.8	2,053	1.0
Loss on disposal of assets	1,784	0.6	1,106	0.5

	255,035	89.0	193,407	91.5

Income from operations	31,396	11.0	17,853	8.5
Interest income	1,597	0.6	2,015	1.0
Interest expense	(74)	—	(68)	—

Income before income taxes	32,919	11.5	19,800	9.4
Provision for income taxes	(12,315)	(4.3)	(7,998)	(3.8)

Net income	$20,604	7.2%	$11,802	5.6%

Earnings per share:
Basic	$0.63		$0.36

Diluted	$0.62		$0.36

Weighted average common shares outstanding:
Basic	32,706		32,499

Diluted	33,171		32,885

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Nine months ended September,
	2007	2006
Revenue:
Restaurant sales	$796,137	99.9%	$601,028	99.6%
Franchise royalties and fees	735	0.1	2,183	0.4

Total revenue	796,872	100.0	603,211	100.0

Restaurant operating costs:
Food, beverage and packaging	254,209	31.9	188,009	31.2
Labor	211,965	26.6	169,507	28.1
Occupancy	55,355	6.9	43,250	7.2
Other operating costs	96,663	12.1	74,855	12.4
General and administrative expenses	54,397	6.8	48,633	8.1
Depreciation and amortization	31,907	4.0	24,988	4.1
Pre-opening costs	6,730	0.8	4,668	0.8
Loss on disposal of assets	4,919	0.6	2,845	0.5

	716,145	89.9	556,755	92.3

Income from operations	80,727	10.1	46,456	7.7
Interest income	4,617	0.6	4,607	0.8
Interest expense	(223)	—	(197)	—

Income before income taxes	85,121	10.7	50,866	8.4
Provision for income taxes	(32,096)	(4.0)	(20,284)	(3.4)

Net income	$53,025	6.7%	$30,582	5.1%

Earnings per share:
Basic	$1.63		$0.96

Diluted	$1.60		$0.95

Weighted average common shares outstanding:
Basic	32,622		31,888

Diluted	33,049		32,295

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	As of
	September 30, 2007	December 31, 2006
Total current assets	$188,649	$178,837
Total assets	$683,367	$604,208
Total current liabilities	$70,256	$61,201
Total liabilities	$146,600	$130,251
Total shareholders’ equity	$536,767	$473,957

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Nine months ended September 30,
	2007	2006
Cash provided by operating activities	$105,573	$73,489
Cash used in investing activities	$(103,854)	$(62,499)
Cash provided by financing activities	$12,296	$146,514

Chipotle Mexican Grill, Inc.

Supplemental Financial Data

(dollars in thousands)

(unaudited)

	For the three months ended
	Sept. 30, 2007	June 30, 2007	Mar. 31, 2007	Dec. 31, 2006	Sept. 30, 2006
Number of company-operated restaurants opened	28	32	28	35	30
Franchise acquisitions	—	4	4	—	—
Restaurant relocations or closures	—	(1)	—	(1)	(1)
Number of company-operated restaurants*	668	640	605	573	539
Average restaurant sales	$1,708	$1,674	$1,631	$1,611	$1,584
Comparable restaurant sales increases	12.4%	11.6%	8.3%	10.1%	11.6%

*	All restaurants are company-operated as of June 30, 2007. Excludes four restaurants operated by franchisees as of March 31, 2007 and eight restaurants operated by franchisees for all prior periods.